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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
One Voice Technologies, Inc.
San Diego, California

We consent to the incorporation of our Independent Registered Public Accounting Firm's Report dated February 24, 2004, on the financial statements of One Voice Technologies, Inc. for the years ended December 31, 2003 and 2002 and for the period from inception on January 1, 1999 to December 31, 2003, and to the reference to us as experts, in this Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission on or around September 2, 2004.

/S/ STONEFIELD JOSEPHSON, INC.
Certified Public Accountants
Santa Monica, California
September 2, 2004